Exhibit 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES EXPIRATION AND FINAL RESULTS FOR ITS

TENDER OFFERS FOR 2012, 2014 AND 2015 DEBT SECURITIES

IRVINE, CALIFORNIA, December 22, 2010. Standard Pacific Corp. (NYSE: SPF) today announced the expiration and final results of its previously announced cash tender offers for any and all of its 9 1/4% senior subordinated notes due April 15, 2012, 6 1/4% senior notes due April 1, 2014 and 7% senior notes due August 15, 2015. The tender offers included concurrent consent solicitations respecting indenture amendments that significantly modify and remove certain restrictive covenants in the supplemental indentures governing each series of notes. The table below sets forth the results of the tender offers and consent solicitations for the notes, according to information provided by the depositary, as of the previously announced expiration time of 11:59 p.m., New York City time, on December 21, 2010.

Title of Notes	CUSIP Number	Principal Amount Outstanding	Amount of Notes Tendered	Approximate Percentage of Notes Consented
9 ¼% Senior Subordinated Notes due 2012	85375CAK7	$70,504,000	$60,514,000	88%
6 ¼% Senior Notes due 2014	85375CAR2	$150,000,000	$145,029,000	97%
7% Senior Notes due 2015	85375CAT8	$175,000,000	$145,211,000	85%

The tender offers and the consent solicitations were made upon the terms and conditions in an Offer to Purchase and Consent Solicitation Statement dated November 23, 2010.

Today, the Company accepted and paid for all of the notes tendered for purchase and all of the consents delivered for payment. Based on such tenders and separate consents delivered, the proposed amendments were approved with respect to each series of notes and the Company has entered into supplemental indentures effecting the amendments.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC were the dealer managers for the tender offers and the solicitation agents for the consent solicitations. Global Bondholder Services Corporation served as the depositary and information agent.

About Standard Pacific Corp.

Standard Pacific, one of the nation’s largest homebuilders, has built more than 112,000 homes during its 44-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Contact:

John Stephens, SVP & CFO (949) 789-1641, jstephens@stanpac.com